As filed with the Securities and Exchange Commission on June 10, 2005

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(AMENDMENT NO. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

NOBLE CORPORATION

(Exact name of registrant as specified in its charter)

CAYMAN ISLANDS	98-0366361
(State of incorporation or organization)	(IRS Employer Identification No.)

13135 SOUTH DAIRY ASHFORD, SUITE 800
SUGAR LAND, TEXAS	77478
(Address of principal executive offices)	(Zip Code)

     If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑

     If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered
PREFERRED SHARE PURCHASE RIGHTS TO PURCHASE SERIES A JUNIOR PARTICIPATING PREFERRED SHARES, PAR VALUE $1.00 PER SHARE	NEW YORK STOCK EXCHANGE

Securities to be registered pursuant to Section 12(g) of the Act: NONE

TABLE OF CONTENTS

Item 1. Description of Registrant’s Securities to be Registered.
Item 2. Exhibits.
SIGNATURE
INDEX TO EXHIBITS

     Noble Corporation hereby amends Item 1 of its Registration Statement on Form 8-A, dated April 26, 2002, as amended, by adding the information set forth below under the new caption “Second Amendment to Rights Agreement.” Noble Corporation also amends Item 2 of such Form 8-A by filing the Second Amendment to Rights Agreement as Exhibit 7 hereto.

Item 1. Description of Registrant’s Securities to be Registered.

     The information for the Ordinary Shares and the Preferred Share Purchase Rights under the caption “Description of Authorized Shares of Noble-Cayman” set forth in the Registration Statement on Form S-4 (Registration No. 333-84278) of Noble Corporation (the “Company”) filed with the United States Securities and Exchange Commission on March 13, 2002 is incorporated herein by reference. The information under the caption “First Amendment to the Rights Agreement” set forth in Amendment No. 1 to Form 8-A/A filed with the United States Securities and Exchange Commission on March 14, 2003 is incorporated herein by reference.

Second Amendment to Rights Agreement

     On June 9, 2005, Noble Corporation, a Cayman Islands exempted company limited by shares (the “Company”), and UMB Bank, N.A., as Rights Agent (the “Rights Agent”), entered into the Second Amendment to Rights Agreement (the “Second Amendment”). The Second Amendment amends the Rights Agreement, dated as of March 13, 2002, between the Company and the Rights Agent, as amended by the First Amendment to Rights Agreement dated as of March 12, 2003 (as so amended, the “Rights Agreement”), to extend the “Final Expiration Date” (as defined in the Rights Agreement) from July 10, 2005 to July 10, 2015, and to increase the “Purchase Price” (as defined in the Rights Agreement) with respect to each “Right” (as defined in the Rights Agreement) from US$120.00 to US$220.00. A copy of the Second Amendment is filed as an exhibit to this Registration Statement and is incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.           Description of Exhibit

1	Memorandum of Association of the Company (incorporated by reference to Exhibit 3.3 of the Company’s Registration Statement on Form S-4, Registration No. 333-84278)

2	Articles of Association of the Company (incorporated by reference to Exhibit 3.2 of the Company’s Quarterly Report on Form 10-Q for the three-month period ended March 31, 2005)

3	Specimen Ordinary Share Certificate, par value US$0.10 per share, of the Company (incorporated by reference to Exhibit 3.5 of the Company’s Registration Statement on Form S-4, Registration No. 333-84278)

4	Terms of Series A Junior Participating Preferred Shares of the Company

5	Rights Agreement between the Company and UMB Bank, N.A., as Rights Agent, which includes the Form of Right Certificate as Exhibit B thereto (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-4, Registration No. 333-84278)

6	First Amendment to Rights Agreement between the Company and UMB Bank, N.A., as Rights Agent, dated as of March 12, 2003 (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on March 14, 2003)

7	Second Amendment to Rights Agreement between the Company and UMB Bank, N.A., as Rights Agent, dated as of June 9, 2005

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

NOBLE CORPORATION
Date: June 10, 2005	By:	/s/ Mark A. Jackson
Mark A. Jackson
Senior Vice President, Chief Operating Officer and Chief Financial Officer

INDEX TO EXHIBITS

EXHIBIT
NUMBER		DESCRIPTION

1	—	Memorandum of Association of the Company (incorporated by reference to Exhibit 3.3 of the Company’s Registration Statement on Form S-4, Registration No. 333-84278)

2	—	Articles of Association of the Company (incorporated by reference to Exhibit 3.2 of the Company’s Quarterly Report on Form 10-Q for the three-month period ended March 31, 2005)

3	—
Specimen Ordinary Share Certificate, par value US$0.10 per share, of the Company (incorporated by reference to Exhibit 3.5 of the Company’s Registration Statement on Form S-4, Registration No. 333-84278)

4	—	Terms of Series A Junior Participating Preferred Shares of the Company

5	—
Rights Agreement between the Company and UMB Bank, N.A., as Rights Agent, which includes the Form of Right Certificate as Exhibit B thereto (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-4, Registration No. 333-84278)

6	—
First Amendment to Rights Agreement between the Company and UMB Bank, N.A., as Rights Agent, dated as of March 12, 2003 (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on March 14, 2003)

7	—	Second Amendment to Rights Agreement between the Company and UMB Bank, N.A., as Rights Agent, dated as of June 9, 2005